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    58,407,080 SHARES OF SERIES A 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           OFFERED PURSUANT TO RIGHTS
                          DISTRIBUTED TO SHAREHOLDERS
                                  OF MESA INC.

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by MESA Inc. ("Mesa") of an aggregate of approximately 58,407,080 shares of Series A 8% Cumulative Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of Mesa, at a subscription price of $2.26 per share of Series A Preferred Stock (the "Subscription Price"), pursuant to the exercise of transferable rights (the "Rights") initially distributed to all holders of record of shares of Mesa's Common Stock, par value $.01 per share, ("Common Stock") as of the close of business on July 3, 1996 (the "Record Date"). Each Right also carries the right to "oversubscribe" at the Subscription Price for shares of Series A Preferred Stock that are not otherwise purchased pursuant to the exercise of Rights. The Rights are described in the enclosed Prospectus and evidenced by a Subscription Certificate registered in your name or the name of your nominee.

     Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to .912 Rights for each share of Common Stock owned by such beneficial owner.

     We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

     Enclosed are copies of the following documents:

     1. The Prospectus;

     2. A Letter from Mesa to stockholders;

     3. A Letter from brokers to clients;

     4. A form of Notice of Guaranteed Delivery for Subscription Certificates issued by MESA Inc.;

     5. A return envelope addressed to The American Stock Transfer & Trust Company, as Subscription Agent;

     6. A DTC Participation Oversubscription Exercise Form; and

     7. A Nominee Holder Certification

     Your prompt action is requested. The Rights will expire at 5:00 P.M., New York City time, on July 26, 1996, unless extended by Mesa (as it may be extended, the "Expiration Date").

     To exercise Rights, properly completed and executed Subscription Certificates and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed.
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     Additional copies of the enclosed materials may be obtained from Morrow &
Co., Inc., the Information Agent for the Rights Offering. The Information Agent's toll-free telephone number is (800) 566-9061.

                                        Very truly yours,

                                        MESA INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MESA INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SERIES A 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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